LAURENCE SOOKOCHOFF, P. GEO
Suite 120, 125A 1030 Denman Street
Vancouver, BC Canada
V6G 2M6

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of statements made by me regarding the mineral properties of Auror Capital Corp. in the registration statement on Form SB-2 Registration Statement to be filed by Auror Capital Corp. with the United States Securities and Exchange Commission (the “Registration Statement”). I further concur with the summary of my reports on the mineral properties of Auror Capital Corp. included in the Registration Statement and agree to being named as an expert in the Registration Statement.

Dated the 1st day of May, 2007

/s/ Laurence Sookochoff

LAURENCE SOOKOCHOFF
Consulting Geologist